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                         [Letterhead of Crowe Chizek]

February 6, 2001


Board of Directors
Chesterfield Federal Savings & Loan Association
10801 South Western Ave.
Chicago, IL 60643-3298

     Re: Illinois Income Tax Consequences Relating to Conversion of the Association from a Federal Mutual Savings and Loan Association to a Federal Stock Savings and Loan Association and the Acquisition of the Stock Institution's Stock by a Stock Holding Company

To the Members of the Board of Directors:

In accordance with your request, we render our opinion relating to the Illinois income tax consequences of the conversion of Chesterfield Federal Savings and Loan Association.

Statement of Facts
------------------

The facts and circumstances surrounding the proposed charter conversion are quite detailed and are described at length in the Plan of Conversion and the Prospectus. However, a brief summary of the proposed plan of conversion is as follows:

Chesterfield Federal Savings and Loan Association (the "Association") is a federally-chartered mutual savings and loan association. As a mutual savings and loan association, the Association has no authorized stock. For what are stated to be valid business reasons, the Association wishes to amend its charter to permit it to continue operations in the form of a federal stock savings and loan association (the "Stock Association"). The fair market value of the Stock Association deposit accounts received by the Association's deposit account holders will be equal to the fair market value of the Association deposit accounts surrendered as a result of the conversion process. In connection with the proposed charter conversion, the Stock Association will become a wholly-owned subsidiary of Chesterfield Financial Corp. (the "Holding Company"), a newly organized corporation.

Opinion
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You have provided us with a copy of the federal income tax opinion of the proposed transaction prepared by Luse Lehman Gorman Pomerenk & Schick, dated February 6, 2001 (the "Federal Tax Opinion") in which they have opined that the transaction will be a transaction described in Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.
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Board of Directors
Chesterfield Federal Savings and Loan Association
February 6, 2001
Page 2


Our opinion regarding the Illinois income tax consequences is based on the facts and incorporates the capitalized terms contained in the Federal Tax Opinion.
Our opinion on the Illinois income tax consequences assumes that the final federal income tax consequences of the proposed transaction will be those outlined in the Federal Tax Opinion.

Should it finally be determined that the facts and the federal income tax consequences are not as outlined in the Federal Tax Opinion, the Illinois income tax consequences and our Illinois tax opinion will differ from what is contained herein. Our opinion is based on the current Illinois tax law which is subject to change.

Our opinion adopts and relies upon the facts, assumptions, and conclusions as set forth in the Federal Tax Opinion. Based upon that information, we render the following opinion with respect to the Illinois income tax consequences of the proposed transaction.

     1) No gain or loss shall be recognized by the Association or the Stock Association as a result of the conversion. ITA Sec. 403(a)(35 ILCS 5/403(a))

     2) No gain or loss will be recognized by the Stock Association or the Holding Company upon the receipt by the Stock Association of money from the Holding Company in exchange for shares of the Stock Association's capital stock or by the Holding Company upon the receipt of money from the sale of its common stock. ITA Sec. 403(a)(35 ILCS 5/403(a))

     3) The basis of the Association's assets in the hands of the Stock Association will be the same as the basis of those assets in the hands of the Association immediately prior to the conversion. ITA Sec. 403(a)(35 ILCS 5/403(a))

     4) The Stock Association's holding period of the assets of the Association will include the period during which such assets were held by the Association prior to the conversion. ITA Sec.403(a)(35 ILCS 5/403(a))

     5) No gain or loss shall be recognized by the Eligible Account Holders and the Supplemental Eligible Account Holders of the Association on the issuance to them of withdrawable deposit accounts in the Stock Association plus interests in the liquidation account of the Stock Association in exchange for their deposit accounts in the Association or to the other depositors on the issuance to them of withdrawable deposit accounts. ITA Sec. 203(a)(1)(35 ILCS 5/203(a)(1))

     6) Provided that the amount to be paid for such stock pursuant to the subscription rights is equal to the fair market value of the stock, no gain or loss will be recognized by Eligible
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Board of Directors
Chesterfield Federal Savings and Loan Association
February 6, 2001
Page 3

          Account Holders and Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in the Holding Company. Gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account Holders on the distribution to them of nontransferable subscription rights to purchase shares of common stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. Eligible Accounts Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights. ITA Sec. 203(a)(1)(35 ILCS 5/203(a)(1))

     7) A depositor's basis in the savings deposits of the Stock Association will be the same as the basis of the savings deposits in the Association. The basis of the interests in the liquidation account of the Stock Association received by Eligible Account Holders and Supplemental Eligible Account Holders will be equal to the cost of such property (i.e., the fair market value of the proprietary interests in the Association) which in this transaction we assume to be zero. The basis of the Holding Company common stock to it stockholders will be the purchase price thereof, plus the basis, if any, of nontransferable subscription rights. Accordingly, assuming the nontransferable subscription rights have no value, the basis of the common stock to the Eligible Account Holders and Supplemental Eligible Account Holders will be the amount paid therefor. The holding period of the common stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised. ITA Sec.203(a)(1)(35 ILCS 5/203(a)(1))

The above opinions are effective to the extent that the Association is solvent. No opinion is expressed about the tax treatment of the transaction if the Association is insolvent. Whether or not the Association is solvent will be determined at the end of the taxable year in which the transaction is consummated.

Our opinion is based upon legal authorities currently in effect, which authorities are subject to modification or challenge at any time and perhaps with retroactive effect. Further, no opinion is expressed under the provisions of any of the other sections of the Illinois Code and Income Tax Regulations which may also be applicable thereto, or to the tax treatments of any conditions existing at the time of, or effects resulting from, the transaction which are not specifically covered by the opinions set forth above.

If any fact contained in this opinion letter or the Federal Tax Opinion changes to alter the federal tax treatment, it is imperative that we be notified in order to determine the effect on the Illinois income tax consequences, if any.
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Board of Directors
Chesterfield Federal Savings and Loan Association
February 6, 2001
Page 4


We consent to the inclusion of this opinion as an exhibit to the Form AC, Application for Conversion of the Association, and any amendments thereto, and the references to and summary of this opinion in such Application for Conversion. We also consent to the inclusion of this opinion as an exhibit to the Form SB-2, Registration Statement, and the Form H-(e)1-S, Application of Chesterfield Financial Corp., and any amendments thereto, and the references to and summary of this opinion in both the Form SB-2 and the Form H-(e)1-S.

Very truly yours,

/s/ Crowe, Chizek and Company LLP

Crowe, Chizek and Company LLP